Exhibit 10.3

AMENDED AND RESTATED GUARANTY

        AMENDED AND RESTATED GUARANTY, dated as of December 23, 2009 (this "Guaranty"), made by ENSCO International Incorporated, a Delaware corporation ("EII"), Ensco International plc, an English public limited company ("Parent") and ENSCO Global Limited, a Cayman Islands exempted company ("Global" and, together with EII and Parent, the "Guarantors"), in favor of Citibank, N.A., as Administrative Agent under the Credit Agreement described below (the "Administrative Agent").

        Reference is made to (a) the Amended and Restated Credit Agreement dated as of June 23, 2005 (as amended, supplemented and otherwise modified from time to time, the "Credit Agreement") among EII, ENSCO Offshore International Company, a Cayman Islands exempted company and a wholly owned subsidiary of EII ("EOIC" and, together with EII, the "Borrowers"), the Banks party thereto (the "Banks"), and the Administrative Agent, and (b) the Guaranty Agreement dated as of June 23, 2005 (the "Existing Guaranty") by EII in favor of Administrative Agent in connection with the Credit Agreement.

        The Borrowers, each Guarantor, the Administrative Agent, and the Banks have agreed to amend the Credit Agreement pursuant to that First Amendment to Amended and Restated Credit Agreement dated as of December 23, 2009 (the "Amendment") by and among the Borrowers, the Guarantors, the Banks, and the Administrative Agent.

        Each of Parent and Global wishes to, and EII wishes to continue to, guarantee the due payment and performance of the Obligations (as defined below) by amending and restating the Existing Guaranty in its entirety as hereinafter set forth through the execution of this Guaranty.

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Administrative Agent and the Banks to enter into the Amendment, each Guarantor agrees as follows and each Guarantor and the Administrative Agent hereby agree that the Existing Guaranty is amended and restated in its entirety as follows:

        1.   Guaranty.   Each Guarantor unconditionally, jointly, and severally guarantees the punctual payment when due, whether upon maturity, by acceleration or otherwise, of all obligations (now or hereafter existing) of the Borrowers under the Credit Agreement, whether for principal, interest, fees, expenses or otherwise, in each case strictly in accordance with the terms thereof (all such obligations being the "Obligations"); provided that, if any Obligations are denominated in a currency other than U.S. Dollars, such amount will be increased to the extent that fluctuations of currency conversion rates occurring after the date hereof result in an increase in the equivalent of such Obligations in U.S. Dollars. If either Borrower fails to pay any Obligation in full when due (whether at stated maturity, by acceleration or otherwise), each Guarantor will promptly pay the same to the Administrative Agent. Each Guarantor will also pay to the Administrative Agent any and all expenses (including without limitation, reasonable legal fees and expenses) incurred by the Administrative Agent or any Bank in enforcing its rights under this Guaranty. This Guaranty is a guaranty of payment and not merely of collection.

        2.   Guaranty Absolute.   The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of either Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either Borrower or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that such Guarantor may have at any time against either Borrower, Administrative Agent or any of its affiliates, any Bank or any of its affiliates, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or Administrative Agent's or any Bank's rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency (as hereinafter defined) for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives either Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Administrative Agent or any Bank that might otherwise constitute a defense available to, or a legal or equitable discharge of, either Borrower or any Guarantor or any other guarantor or surety.

        Without limiting the generality of the foregoing, each Guarantor guarantees that it shall pay Administrative Agent strictly in accordance with the express terms of any document or agreement evidencing any Obligation, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where any Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where any Borrower is principally located.

        It is the intent of this Section 2 that each Guarantors' obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

        3.   Waiver.   Each Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that Administrative Agent or any Bank exercise any right or take any action against any Borrower or any collateral security or credit support.

        4.   Reinstatement.   This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by Administrative Agent or any Bank upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

        5.   Subrogation.   No Guarantor shall assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until payment in full of the Obligations and the termination of any and all Loan Documents (as defined in the Credit Agreement) under which Administrative Agent or any Bank is committed to provide extensions of credit.

        6.   Taxes.   Any and all payments by a Guarantor hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed on Administrative Agent's or any Bank's net income by the jurisdiction under the laws of which Administrative Agent or such Bank is organized or any political subdivision thereof or by the jurisdiction of any Bank's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being "Taxes"). If a Guarantor is required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable will be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each of Administrative Agent and each Bank will receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor will make such deductions, and (iii) such Guarantor will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, each Guarantor will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations ("Other Taxes"). Such Guarantor will promptly furnish to the Administrative Agent or such Bank the original or a certified copy of a receipt evidencing payment thereof. Each Guarantor will indemnify Administrative Agent and each Bank for the full amount of Taxes or Other Taxes paid by Administrative Agent or such Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, within 30 days of Administrative Agent's or such Bank's request therefor. Without prejudice to the survival of any other agreement contained herein, the Guarantors' agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.

        Notwithstanding anything to the contrary contained herein or in any document or agreement evidencing an Obligation, the Guarantors and Administrative Agent (and each of their respective employees, representatives or other agents) may disclose to the U.S. Internal Revenue Service or any other government agency or regulatory body having jurisdiction over the parties, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure.

        7.   Place and Currency of Payment.   If any Obligation is payable in U.S. Dollars, each Guarantor agrees to make payment hereunder to Administrative Agent in U.S. Dollars at 1615 Brett Road, OPS III, New Castle, DE 19720. If any Obligation is payable in a currency other than U.S. Dollars (a "Non-USD Currency") and/or at a place other than the United States, and such payment is not made as and when agreed, each Guarantor agrees to, at the Administrative Agent's option, either (i) make payment in such Non-USD Currency and at the place where such Obligation is payable, or (ii) pay the Administrative Agent in U.S. Dollars at 1615 Brett Road, OPS III, New Castle, DE 19720. In the event of a payment pursuant to clause (ii) above, each Guarantor agrees to pay Administrative Agent the equivalent of the amount of such Obligation in U.S. Dollars calculated at the rate of exchange at which, in accordance with normal banking procedures, Administrative Agent may buy such Non-USD Currency in New York, New York on the date such Guarantor makes such payment; provided, however, that the foregoing provisions of this sentence shall not apply to any payments hereunder in respect of Obligations that have been re-denominated into a Non-USD Currency as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States, which Obligations shall, for purposes of this Guaranty, be deemed to remain denominated in U.S. Dollars and payable to the Administrative Agent in accordance with the first sentence of this Section 7.

        8.   Set-Off.   If any Guarantor fails to pay any of its obligations hereunder when due and payable, each of the Administrative Agent and each Bank is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Bank to or for such Guarantor's credit or account against any and all of the Obligations, whether or not Administrative Agent or such Bank has made any demand under this Guaranty. The Administrative Agent or such Bank will promptly notify such Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. The Administrative Agent's and each Bank's rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent or such Bank may have.

        9.   Representations and Warranties.   Each Guarantor represents and warrants that: (i) the execution, delivery and performance by such Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its memorandum and articles of association, charter or by-laws or (y) any law or any contractual restriction binding on or affecting such Guarantor or any entity that controls it, (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Guarantor of this Guaranty, and (iii) this Guaranty has been duly executed and delivered by such Guarantor and is its legal, valid and binding obligation, enforceable against such Guarantor in accordance with its terms.

        10.  Continuing Guaranty.   This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment in full of the Obligations and all amounts payable hereunder and the termination of all of the agreements relating to the Obligations.

        11.   Amendments, Etc.   No amendment or waiver of any provision of this Guaranty, and no consent to departure by any Guarantor herefrom, will in any event be effective unless the same is in writing and signed by the Administrative Agent, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

        12.  Addresses.   All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to any Guarantor, at its address specified for notices in the Credit Agreement, or, as to any party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively.

        13.  Guarantors' Credit Decision, Etc.   Each Guarantor has, independently and without reliance on the Administrative Agent or any Bank and based on such documents and information as such Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. Each Guarantor has adequate means to obtain from the Borrowers on a continuing basis information concerning the financial condition, operations and business of the Borrowers, and no Guarantor is relying on the Administrative Agent or any Bank to provide such information now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.

        14.  Judgment.   If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, each Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date such Guarantor makes payment to the Administrative Agent of any sum adjudged to be so due in such Non-USD Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to the Administrative Agent in U.S. Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Administrative Agent in U.S. Dollars, the Administrative Agent agrees to remit to such Guarantor such excess.

        15.  Governing Law.   This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York.

        16.  Joint and Several Liability of the Guarantors.   Each Guarantor accepts joint and several liability hereunder for the Obligations of the Borrowers under the Credit Agreement in consideration for the Banks and the Administrative Agent entering into the Amendment, for the mutual benefit, directly and indirectly, of each Guarantor. If and to the extent that any Guarantor shall fail to make any payment with respect to any of the obligations hereunder as and when due, then the other Guarantor will make such payment with respect to such obligation.

        17.  Contribution and Subrogation.   In order to provide for just and equitable contribution among the Guarantors, each Guarantor agrees that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the "Funding Guarantor"), each other Guarantor (each a "Contributing Guarantor") shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 17 shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

        18.  Fraudulent Transfer Laws.   Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable debtor relief laws of any applicable jurisdiction (collectively, the "Fraudulent Transfer Laws"), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case

        (a)   after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding

               (1)   any liabilities of such Guarantor in respect of intercompany indebtedness to either Borrower or other affiliates of either Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

               (2)   any liabilities of such Guarantor under this Guaranty; and

               (3)   any liabilities of such Guarantor under other guaranties of and joint and several co-borrowings of Debt entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 18 (each such other guaranty and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a "Competing Guaranty") to the extent such Guarantor's liabilities under such Competing Guaranty exceed an amount equal to (x) the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 18), multiplied by (y) a fraction (I) the numerator of which is the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 18), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guarantees (notwithstanding the operation of those limitations contained in such other Competing Guarantees that are substantially similar to this Section 18), (B) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 18), and (C) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 18)); and

        (b)   after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any right of contribution under Section 17).

        19.  Amendment and Restatement.   This Guaranty is an amendment and restatement of the Existing Guaranty and is given in renewal of and replacement for the Existing Guaranty. Each Guarantor consents to the terms of the Credit Agreement and the Amendment, but such consent shall not create an implication that consent of any Guarantor is required for any amendment of the Credit Agreement.

        20.  Consent to Jurisdiction, Etc.   Each Guarantor irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty or the Obligations, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, and (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iv) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Guarantor at the address specified in Section 12. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the Administrative Agent's or any Bank's right to serve legal process in any other manner permitted by law or affect the Administrative Agent's or any Bank's right to bring any action or proceeding against any Guarantor or its property in the courts of other jurisdictions. To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Guarantor irrevocably waives such immunity in respect of its obligations under this Guaranty.

        21.  WAIVER OF JURY TRIAL.   EACH GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE ADMINISTRATIVE AGENT'S OR ANY BANK'S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

ENSCO INTERNATIONAL INCORPORATED /s/ Dean A. Kewish Dean A. Kewish Vice President and Secretary
ENSCO INTERNATIONAL PLC /s/ David A. Armour David A. Armour Vice President - Finance
ENSCO GLOBAL LIMITED /s/ David A. Armour David A. Armour President and Director
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